                                                   -----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number          3235-0145
                                                   Expires:      August 31, 1999
                                                   Estimated average burden
                                                   hours per response......14.90
                                                   -----------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)*

                          THERAPEUTIC ANTIBODIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                    88337M100
                     ---------------------------------------
                                 (CUSIP Number)

                                November 9, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [X]      Rule 13d-1(c)

            [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO. 88337M100                     13G            PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Nomura International plc
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
          (See Instructions)                                        (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Japan
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    7,217,325
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     Not applicable.
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   7,217,325
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               Not applicable.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,217,325
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (See Instructions)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          13.86%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
          ---------------------------------------------------------------------

ITEM 1(A)       Name of Issuer: Therapeutic Antibodies Inc.
ITEM 1(B)       Address of Issuer's Principal Executive Offices:
                  1207 17th Avenue South, Suite 103, Nashville, TN 37212

ITEM 2(A)       Name of Person Filing: Nomura International plc
ITEM 2(B)       Address of Principal Business Office or, if None, Residence:
                  Nomura House, 1 St. Martin's-le-Grand, London EC1A 4NP
ITEM 2(C).      Citizenship: Japan
ITEM 2(D).      Title of Class of Securities: Common Stock
ITEM 2(E).      CUSIP Number: 88337M100

ITEM 3.         Not applicable.

ITEM 4.         OWNERSHIP.
                (a)      Amount beneficially owned: 7,217,325
                (b)      Percent of class:  13.86%
                (c)      Number of shares as to which such person has:
                         (i)   Sole power to vote or to direct the vote -
                               7,217,325
                         (ii) Shared power to vote or to direct the vote - Not applicable.
                         (iii) Sole power to dispose or to direct the
                               disposition of - 7,217,325
                         (iv) Shared power to dispose or to direct the disposition of - Not applicable.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not applicable.


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                   Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.



                                Page 3 of 4 pages

ITEM 10.          CERTIFICATION.

                         The following certification shall be included if the
                  statement is filed pursuant to Rule 13d-1(c):

                         "By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                December 31, 1998
                                ------------------------------------------------
                                                     (Date)


                                /s/ James Hourigan
                                ------------------------------------------------
                                                  (Signature)

                                James Hourigan, Compliance and
                                Regulatory Affairs
                                ------------------------------------------------
                                                (Name and Title)



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



                                Page 4 of 4 pages